Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR INFORMATION CONTACT:
Chad C. Braun
(cbraun@amreit.com)
AmREIT, 713.850.1400

AmREIT Confirms Receipt of Unsolicited Proposal From Regency Centers

HOUSTON, July 10, 2014 – AmREIT, Inc., confirmed today that it received an unsolicited, preliminary, non-binding proposal dated today’s date from Regency Centers Corporation to acquire all the outstanding shares of the Company’s common stock for $22.00 per share in cash and/or stock of Regency.

AmREIT stated that its Board of Directors met this morning to discuss the proposal and will evaluate the proposal carefully and respond in due course.

AmREIT stockholders need take no action at this time.

This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell any securities.

About AmREIT

AmREIT, The Irreplaceable Corner™Company, is an equity real estate investment trust that specializes in the acquisition, operation, redevelopment, and vertical densification of retail and mixed-use properties located in highly affluent, urban submarkets. The company’s existing properties are strategically concentrated in five of the top metropolitan markets in the southern U.S.: Houston, Dallas, San Antonio, Austin and Atlanta. . The company is internally-advised and fully integrated with significant local market experience and relationships. AmREIT's portfolio was 94.9% leased as of March 31, 2014, and its top five tenants include Kroger, Landry's, CVS/Pharmacy, H-E-B, and Safeway. AmREIT also has preferential access to a substantial acquisition pipeline through its value-add joint ventures, which often include major institutional investors who partner with the company as local experts. AmREIT's common stock is traded on the New York Stock Exchange under the symbol “AMRE.” For more information, please visit www.amreit.com.

Forward Looking Statements

This press release contains “forward-looking” statements about the Company’s plans, expectations and beliefs, including regarding the review and evaluation of the Regency proposal. These forward-looking statements can be identified by terminology such as “will”, “should”, “expects”, “anticipates”, “future”, “intends”, “plans”, “projects”, “predicts”, “believes”, “estimates”, “forecasts”, “may” and similar statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may differ materially from actual results due to a variety of factors including delays in the timing required to review and evaluate the Regency proposal. We undertake no obligation to update these statements as a result of new information or future events, except as may be required by law.

Investor Contact

For more information, call Chad Braun, Chief Operating Officer and Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.